FORM 3       U.S. SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
                     WASHINGTON, D.C. 20549            _________________________
                                                       OMB NUMBER   3235-0104
                                                       EXPIRES: FEBRUARY 1, 1994
                                                       ESTIMATED AVERAGE BURDEN
                                                       HOURS PER RESPONSE... 0.5


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person   2.  Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                               quiring Statement
         CALIENDO, Paul F.                     (Month/Day/Year)         Champion Financial Corporation
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                                                    01/14/97              CPFC
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(Last)     (First)      (Middle)                                   5. Relationship of Reporting Person to Issuer  6. If Amendment,
                                                                                      (Check all applicable)        Date of Original
                                                                                                                    (Month/Day/Year)
        Date of Original
  9495 East San Salvadore Drive
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                  (Street)                 3.  IRS or Social Se-     X      Director         X  10% Owner
                                               curity Number of      X      Officer (give       Other (specify
                                               Reporting Person             title below)               below)
                                               (Voluntary)
                                                                      President and CEO
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Scottsdale, Arizona  85258
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(City)   (State)  (Zip)

                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1.  Title of Security               2.  Amount of Securities     3.  Ownership         4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                          Beneficially Owned           Form: Direct          (Instr. 5)
                                        (Instr. 4)                   (D) or Indirect
                                                                     (I)    (Instr. 5)
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Common Stock, par value $.001            1,100,000                           D
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Common Stock, par value $.001            1,500,000                           I       Pursuant to an Irrevocable Proxy executed
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                                                                                     by Risk Solution Group, a Maryland partnership
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                                                                                     and a shareholder of Issuer, Reporting Person
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                                                                                     has shared voting control with Stephen J.
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                                                                                     Carder. Reporting Person disclaims any
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                                                                                     pecuniary interest in these shares.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                  (Print or Type Responses)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative      2. Date Exercisable          3. Title and Amount
   Security (Instr. 4)         and Expiration                of Securities
                               Date                          Underlying
                               (Month/Day/Year)              Derivative Security
                                                             (Instr. 4)

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                            Date Exer-  Expira-          Title    Amount or Number
                             cisable   tion Date                      of Shares

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Not Applicable
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4. Conversion or            5. Ownership Form of         6. Nature of Indirect
   Exercise Price of           Derivative Security:         Beneficial Ownership
   Derivative Security         Direct (D) or Indirect       (Instr. 5)
                               (I) (Instr. 5)

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Not applicable
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Explanation of Responses:


                                                /s/ PAUL F. CALIENDO
                                        __________________________________________
                                         **Signature of Reporting Person    Date
                                                   Paul F. Caliendo


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

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